Company Contact:	Investor Contact:
Sal Quadrino, CFO	Joe Zappulla
TACT	Grannus Financial Advisors, Inc.
732-499-8228	212-681-4100
squadrino@tact.com	jzappulla@grannusfinancial.com

THE A CONSULTING TEAM, INC. TO CHANGE ITS NAME TO

HELIOS & MATHESON NORTH AMERICA INC.

NEW YORK – January 25, 2007 – The A Consulting Team, Inc. (“TACT”) (NASDAQ Capital Market: TACX), an IT and business process outsourcing (“BPO”) services provider to Fortune 1,000 companies and other large organizations, announced today that it will change its name to Helios & Matheson North America Inc. The new name reflects the Company’s desire to develop long term, mutually beneficial opportunities both here in the United States and globally through its association with its largest shareholder, Helios & Matheson Information Technology Ltd. (“Helios & Matheson”), an information technology services organization with its corporate headquarters in Chennai, India.

The Company anticipates that the effective date of the name change will be January 30, 2007. The trading symbol of the Company's common stock will change to "HMNA" on the first trading day after the effective date.

About The A Consulting Team, Inc.

The Company (NASDAQ Capital Market: TACX) has built a reputation for cutting-edge IT and BPO solutions that is exemplified by its impressive roster of Fortune 1,000 customers and other large organizations. The Company focuses on a business-oriented, value-added approach to its end-to-end IT services and business process outsourcing solutions. For over 20 years, the Company has provided complete project life-cycle services in the areas of business intelligence, custom application development, strategic sourcing, support and maintenance, data supply chain, collaboration, quality assurance, project portfolio management and other specific vertical solutions. The Company has offices in New York City; Clark, New Jersey and Bangalore, India. More information about the Company can be found at its web site at http://www.tact.com

"Safe Harbor" Statements under the Private Securities Litigation Reform Act of 1995: Statements made in this press release which are not historical facts, including those that refer to TACT plans, beliefs and intentions, are "forward-looking statements" that involve risks and uncertainties. These risks and uncertainties could cause actual results to differ materially from the forward-looking statements, and include, but are not limited to, TACT's ability to scale its existing and any new businesses. For a more complete description of the risks that apply to TACT's business, please refer to the Company's filings with the Securities and Exchange Commission. The Company's actual results may differ materially from the results anticipated in these forward-looking statements as a result of certain factors set forth under “Risk Factors” and elsewhere in the Company's Annual Report on Form 10-K with the Securities and Exchange Commission on March 29, 2006.